SOVEREIGN ANNOUNCES
                     1995 NET INCOME UP 22%

     WYOMISSING, PA, Sovereign Bancorp, Inc. (NASDAQ/NMS:SVRN), parent company of Sovereign Bank, FSB ("Sovereign"), announced that 1995 Net Income increased 22% to $56.4 million from 1994 Net Income of $46.4 million. Earnings Per Share ("EPS") for 1995 prior to the adjustment for the recently announced Special 5% Stock Dividend, payable on February 15, 1996 were $1.05, an increase of 10%, compared to $0.95 per share for 1994. EPS adjusted to reflect the 5% Stock Dividend for 1995 were $1.00 as compared to $0.90 for 1994.

     For 1995, Return on Average Equity was 14.95% and Return on
Average Assets was 0.78% compared to 16.47% and 0.84%, respectively for 1994.

     "We are pleased with Sovereign's 1995 earnings growth, particularly given the very difficult operating environment due to the relatively flat yield curve," stated Jay S. Sidhu, Sovereign's President and Chief Executive Officer. "Sovereign's 1995 results reflect the Company's continued commitment to building Shareholder value by consistently increasing earnings, continuing to explore strategic acquisitions and executing strategic initiatives for developing high quality, low risk assets," Sidhu continued.

     Sovereign's 4th Quarter 1995 Net Income increased 32% to $15.7 million from $11.9 million for 4th Quarter 1994. The 4th Quarter 1995 fully diluted EPS were $0.28, an increase of 17% compared to $0.24 for 4th Quarter 1994. As adjusted for the pending 5% Stock Dividend, 4th Quarter 1995 EPS were $0.27 compared to $0.22 for 4th Quarter 1994.

     Originations during the 4th Quarter of 1995 were $224.1 million, of which approximately 51% were variable rate loans. Total Year-to-Date Originations were $749.8 million. Net Interest Income for 4th Quarter 1995 was $46.4 million compared to $41.5 million for 4th Quarter 1994, an increase of 12%. The Net Interest Spread was 2.41% of Average Assets for 4th Quarter of 1995 and 2.42% for year ended December 31, 1995.

     Other Income was $6.8 million for 4th Quarter 1995, an increase of 42% compared to $4.7 million for 4th Quarter of 1994. Other Income includes an approximately $1.1 million gain from the sale of one branch office. Sovereign's ratio of General and Administrative Expenses to Average Assets was 1.30% for the 4th Quarter 1995, an improvement from 1.54% for the 4th Quarter 1994.

     Sovereign provided $250,000 for possible Loan Losses during the 4th Quarter of 1995 the same level of provision that it has provided in each of the previous three quarters in 1995. This reflects Sovereign's ongoing strategy toward above average asset quality and conservative level of reserves. The ratio of Non-Performing Assets to Total Assets improved to .54% at
December 31, 1995 from .62% at December 31, 1994. Sovereign's total 30 Day plus Delinquencies to Total Loans at December 31, 1995 were 1.32% as compared to 1.27% at September 30, 1995 and 1.16% at December 31, 1994.

     Total Assets at December 31, 1995 were $8.0 billion, as compared to Total Assets at December 31, 1994 of $6.6 billion. Total Deposits and Shareholders' Equity were $5.0 billion and $427.0 million, respectively at December 31, 1995, compared to $4.0 billion and $303.9 million, respectively at December 31, 1994. Most of Sovereign's growth in deposits was due to the early 1995 acquisition of $900 million in deposits. In mid-1995, Sovereign issued $100 million of Convertible Preferred Stock to strengthen its Capital.

     In pursing Sovereign's growth strategy, Sovereign recently completed the acquisition of Colonial State Bank ("Colonial") and announced the planned acquisition of West Jersey Bancshares ("West Jersey"). "These two commercial bank acquisitions, coupled with the recent hiring of a team of very experienced Commercial Lenders with over 100 years of Commercial Lending experience are expected to provide a strong foundation for Sovereign to build a new, highly focused Commercial Banking Company," continued Sidhu. This company will provide loans to professionals and small to mid-sized businesses. Sovereign's primary focus, however, remains our Homeowners. "The major sale of large banks in New Jersey and eastern Pennsylvania to out-of-market area banks has provided Sovereign significant opportunities to hire very experienced staff that can bring quality business with them." Sidhu continued, "We are poised to take advantages from the fallout."

     "In reviewing Sovereign's 1995 results, of a 22% increase in Net Income and a 10% increase in EPS we remain somewhat frustrated with the relatively low valuations of Sovereign as compared to other financial institutions. We believe that the execution of Sovereign's strategic initiatives, including the development of Sovereign's Commercial Banking Company, introduction of the Tax Deductible Credit Card, enhancement of Sovereign's deposit products and Touch-Tone Banking System as well as the alternative lending venture have laid a strong foundation for future growth," commented Richard E. Mohn, Sovereign's Chairman of the Board.

     Sovereign is a $8.0 billion Company with 120 Community Banking Offices operating in marketing divisions in eastern Pennsylvania, northern Delaware and New Jersey. Now the 4th largest bank headquartered in Pennsylvania, Sovereign's closing price of its Common Stock on Wednesday, January 17, 1996 was $9.875 per share and its Preferred Stock closed at $56.50 per share.

            SOVEREIGN BANCORP, INC. AND SUBSIDIARIES
                         KEY STATISTICS

                                  3 MONTHS ENDED            3 MONTHS ENDED
                                   December 31                December 31
Performance Statistics           1995         1994         1995         1994

Return on average assets         0.82%       0.76%         0.78%        0.84%
Return on average equity        15.34%      15.79%        14.95%       16.47%
Gen. & admin. exp. on
  average assets                 1.30%       1.54%         1.39%        1.53%
Coverage ratio (1)             183.51%     175.40%       176.36%      187.44%


Control Statistics             At December 31, 1995       At December 31, 1994
Stockholders' equity to
  total assets                         5.29%                      4.63%
Allowance for loan losses to
  total loans                          0.73%                      0.83%
Non-performing assets           $43,673,529                $40,540,842
Non-performing assets to total
  assets                               0.54%                      0.62%
General reserves for loan
  losses to non-performing
  loans                               88.05%                    114.11%
Non-performing loans to total
  loans                                0.83%                      0.72%


Stock Statistics (2)           At December 31, 1995       At December 31, 1994
Preferred shares outstanding         2,000,000                       N/A
Common shares outstanding           45,464,598                47,845,320
Fully diluted shares outstanding    55,878,197                48,947,224
Book value per share (3)                 $7.40                     $6.05

(1) Coverage Ratio = net interest income and recurring non-interest income as a percentage of all general and administrative expenses.

(2) Restated for all stock splits/dividends declared through December 20, 1995.

(3) Book value = Equity divided and by common shares and if converted preferred shares.

            SOVEREIGN BANCORP, INC. AND SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEETS

                                              December 31,        December 31,
                                                 1995                 1994
                                              (Unaudited)          (Audited)

                                                      (in thousands, except
                                                         per share data)
ASSETS
  Cash and amounts due from
    depository institutions                     $130,841             $110,270
  Interest-earning deposits                       16,930               29,131
  Loans held for resale (approximate
    fair value of $71,297 and $7,666
    at December 31, 1995 and
    December 31, 1994, respectively)              70,512                7,666
  Investment and mortgage-backed
    securities available-for-sale                889,509               87,128
  Investment and mortgage-backed
    securities held-to-maturity                2,077,212            1,816,840
  Loans                                        4,674,364            4,350,898
  Allowance for possible loan losses             (34,856)             (36,289)
  Premises and equipment                          56,951               48,096
  Real estate owned                                4,514                9,191
  Accrued interest receivable                     42,785               30,369
  Goodwill and other intangible assets           123,243               64,553
  Other assets                                    26,282               46,229

    TOTAL ASSETS                              $8,078,287           $6,564,082

LIABILITIES
  Deposits                                    $5,039,143           $4,027,119
  Borrowings:
    Short-term                                 1,524,726            1,722,726
    Long-term                                  1,005,930              439,861
  Advance payments by borrowers for
    taxes and insurance                           22,117               25,893
  Other liabilities                               59,346               44,583

    TOTAL LIABILITIES                          7,651,262            6,260,182

STOCKHOLDERS' EQUITY
  Preferred stock; 7,500,000 shares
    authorized; 2,000,000 shares
    issued at December 31, 1995                   95,446                    0
  Common stock; no par value;
    100,000,000 shares authorized;
    48,438,944 shares issued at
    December 31, 1995 and 45,566,971
    shares issued at December 31, 1994           248,875              224,958
  Unallocated common stock held by
    ESOP at cost; 2,974,346 shares at
    December 31, 1995                            (28,772)                  --
  Unrecognized gain on investment and
    mortgage-backed securities
    available-for-sale, net of tax                 3,988                 (877)
  Retained earnings                              106,488               79,829

    TOTAL STOCKHOLDERS' EQUITY                   427,025              303,900

    TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY                    $8,078,287           $6,564,082

Note: The balance sheet at December 31, 1994 is taken from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

                       SOVEREIGN BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)

                                  Three-Month Period Ended December 31,       Twelve-Month Period Ended December 31,

                                        1995             1994                        1995             1994

                                                         (in thousands, except per share data)
Interest Income:
  Interest and dividends on
    investment and mortgage-backed
    securities and other interest-
    earning assets                      $50,363          $28,652                   $165,581         $105,425
  Interest and fees on loans             86,212           73,715                    327,450          248,718

    Total Interest income               136,575          102,367                    493,031          354,141

Interest expense:
  Interest on deposits                   54,849           37,296                    210,267          121,812
  Interest on borrowings                 35,288           23,585                    108,538           76,929

    Total Interest expense               90,137           60,881                    318,805          198,741

Net Interest Income                      46,438           41,486                    174,226          155,400
Provision for possible loan losses          250              600                      1,000            4,100

Net interest income after provision
  for possible loan losses               46,188           40,886                    173,226          151,300

Other Income:
  Other loan fees and service charges     1,096            1,462                      4,445            5,018
  Deposit fees                            3,031            2,128                      9,427            5,755
  Gain on sale of loans and
    investment and mortgage-backed
    securities available-for-sale           247              454                        419            1,595
  Mortgage banking gains                    533              180                      6,079              385
  Miscellaneous income                    1,867              525                      5,459            1,801

    Total other income                    6,774            4,749                     25,829           14,554

General and administrative expenses:
  Salaries and employee benefits         10,861            8,553                     41,158           33,896
  Occupancy and equipment expenses        4,917            4,116                     19,286           15,908
  Outside services                        2,912            1,755                     10,890            7,627
  Deposit insurance premiums              1,964            2,343                     10,423            7,627
  Advertising                             1,411            1,214                      4,602            4,013
  Other administrative expenses           3,515            6,050                     13,908           15,319

    Total general and administrative
      expenses                           25,580           24,031                    100,267           84,390

Other operating expenses:
  Amortization of goodwill and
    other intangibles                     3,106            2,384                     12,184            6,508
  Real estate owned losses/gains,
    net                                     254              329                        657               91

    Total other operating expenses        3,360            2,713                     12,841            6,599

Income before income taxes               24,022           18,891                     85,947           74,865
Income tax provision                      8,325            6,964                     29,539           28,467

Net income                             $ 15,697         $ 11,927                   $ 56,408         $ 46,398

Net income Applicable to Common
  Stock                                $ 14,134         $ 11,927                   $ 51,719         $ 46,398

Earnings per share (1)                 $   0.27         $   0.22                   $   1.00         $   0.90

Dividends per share (1)                $  0.021         $  0.021                   $  0.084         $  0.106

(1) Per share amounts have been adjusted to reflect all stock dividends and stock splits.